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                                                                   Exhibit 10(x)

                              EMPLOYMENT AGREEMENT

      This Agreement to be effective November 15, 1999 is entered into by and between AIM Group, Inc., a Delaware corporation ("AIM Group"), and its wholly-owned subsidiary AIM Solutions, Inc., a Delaware corporation (the "Employer"), and Michael Griffith, an individual residing at 220 Willow Bush Trace, Roswell, Georgia 30075 (the "Employee").

                                   WITNESSETH:

      WHEREAS, Employer intends to engage in the information technology and related businesses, including, but not limited to, internet services, software development and sales, world wide web site development and sales, point of sales technology and media and advertising (the "Information Technologies"); and to conduct research, experimentation, development, and exploitation of these related technologies and to engage in other businesses; and

      WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer in such capacities pursuant to the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

      1.    EMPLOYMENT:  DUTIES AND RESPONSIBILITIES

      Employer hereby employs Employee as a Vice President of Product Marketing of AIM Group; and a Vice President of Product Marketing of Employer. Subject at all times to the direction of the Officers and Board of Directors of Employer, Employee shall serve in these capacities with respect to the overall operations of AIM Group and the operations of Employer, including the performance of such other general services and duties as the Board of Directors shall determine. Employee shall serve in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.

      Subject to the ultimate control and responsibility of the Board of Directors of Employer and of AIM Group as its sole stockholder, until the end of the term hereof, as defined in Section 4 hereof, Employee shall have the right to participate in the management of the business and affairs of the Employer and shall participate directly in the formulation of and execution of both short- and long- term corporate plans, including, without limitation, the hiring, retention or termination of employees, the setting of compensation and fringe benefits of employees other than himself, the expansion of the business and the making of commitments for capital expenditures out of cash flow of the Employer. AIM shall cooperate with Employee in seeking to maintain and increase the Employer's profitability.


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      2.    FULL TIME EMPLOYMENT

      Employee hereby accepts employment by Employer upon the terms and conditions contained herein and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity, provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part on the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, or (c) preventing Employee from engaging in any activities, if he receives the prior written approval of the Board of Directors of Employer with respect to his engaging in such activities.

      3.    RECORDS

      In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

      4.    TERM

      (a) Term. Employee's employment hereunder shall be for a period of two one-year terms (each one year term shall be deemed a Contract Year) to commence on the date hereof and shall continue until the earlier of (A) the second anniversary of the date hereof or (B) the occurrence of any of the following events:

            (i) the death or Total Disability of Employee ("Total Disability" meaning the failure of Employee to perform his normal required services hereunder at his office for a period of three (3) consecutive months, by reason of Employee's mental or physical disability as so determined by a licensed physician selected by the Employer satisfactory to Employee);

            (ii) the mutual written agreement of the parties hereto to terminate Employee's employment hereunder;

            (iii) the Employer's termination of Employee's employment hereunder, upon thirty (30) days' prior written notice to Employee, for "Cause" when it is reasonable to do

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      so; or

            (iv) the Employee's termination of his employment hereunder for "Good Reason."

      (b)   Certain Definitions.

            (i) For purpose of this Agreement, "Cause" shall mean (A) the repeated failure or refusal of Employee to follow the lawful directives of the Employer or its designee (except due to sickness, injury or disabilities), (B) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Board of Directors of the Employer, materially injures the Employer, including the repeated failure to follow the policies and procedures of the Employer (it being understood, however, that neither conduct nor activities pursuant to Employee's exercise of his good faith business judgment nor unintentional physical damage to any property of Employer shall be a ground for such a determination by such Board of Directors, (C) a material breach of this Agreement by Employee or
      (D) the conviction of Employee of a felony crime involving moral turpitude or an act of financial dishonesty against the Employer, after, with respect to the matters addressed in clauses (A), (B) and (C) of this subsection, written notice with specificity as to the conduct or activities complained of and a reasonable opportunity is given to Employee to cure the same.

            (ii) For purposes of this Agreement "Good Reason" shall mean (A) any assignment to Employee, without his consent, of any duties materially different from those contemplated by, or any material limitation of the powers of Employee in any respect not contemplated by, Section 1 hereof,
      (B) any removal of Employee from or any failure to re-elect Employee to any of the positions indicated in Section 1 hereof, except in connection with termination of Employee's employment for Cause or Total Disability,
      (C) a reduction in Employee's Base Salary, or any other material failure by the Employer to comply with Section 5 hereof, or (D) any material failure by the Employer to comply with subparagraph (iii) of Section 4(a) hereof, after, with respect to the matters addressed in clauses (A), (B),
      (C) and (D) of this subsection, written notice with specificity as to the conduct or activities complained of and a reasonable opportunity is given to Employer to cure the same.

      (c) Notice of Termination. Any termination of Employee's employment by the Employer or by Employee (other than termination for death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

      (d) Date of Termination. "Date of Termination" shall mean (i) if
Employee's

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employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Employee's employment is terminated for Cause, the date specified in the Notice of Termination, and (iv) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that, in all instances, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

      (e) Exclusive Provisions. Employee may not be terminated by the Employer and Employee may not terminate his employment hereunder except as provided in this Section 4.

      5.    COMPENSATION

      (a) As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

            (i) Base Salary. Employer shall pay Employee a base salary ("Base Salary") at the rate of One Hundred Twenty-Five Thousand Dollars ($125,000) per annum, payable semi-monthly; provided, however, that in the event that the aggregate gross revenues of Employer attributable to the combined businesses of Client Server Solutions, Inc., and Enterprise Solutions Group, Inc. (collectively, the "CSS Group") for the first Contract Year equal or exceed Six Million Dollars ($6,000,000), Employee shall receive a bonus equal to Twenty-Five Thousand Dollars ($25,000), which bonus shall be paid to Employee within 45 days of the end of the first Contract Year, and Employer shall pay Employee a revised Base Salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum for the second Contract Year. If the gross revenues of Employer attributable to the CSS Group during the first Contract Year are less than Six Million Dollars ($6,000,000), then Employee shall receive a bonus in an amount to be calculated as set forth on Exhibit A hereto, which bonus shall be paid to Employee within 45 days of the end of the second Contract Year and Employee's Base Salary for the second Contract Year shall remain One Hundred Twenty-Five Thousand Dollars ($125,000). If the parties agree to renew this Agreement for a subsequent term or terms, base salary shall be increased from its then current rate by the greater of; a) a minimum of Five-Percent (5%) per year (the "Minimum Increase"); or b) as the Board of Directors shall determine if in excess to the Minimum Increase, payable semi-monthly beginning January 1, 2001. Future salary increases will be subject to mutual agreement in accordance with job performance. The Base Salary shall be payable in accordance with the usual and customary payroll payment practices from time to time adopted by Employer.

      Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance, including the conception of valuable or unique inventions, processes,

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discoveries or improvements capable of profitable exploitation.

            (ii) Performance Bonus. Upon the proposed establishment of AIM Group's Performance Profit Sharing Plan (the "Plan"), Employee shall receive a performance bonus based upon the pre-tax profit generated from the Employer ("additional compensation") as shall be determined by the Board of Directors of AIM Group. For each year of employment, in the event the Plan has not been established by the end of that year and the CSS Group shows a "net pre-tax profit" (as hereinafter defined) for that year, then Employee shall receive a bonus equal to one month's salary. For purposes hereof, "net pre-tax profit" shall mean the income of Employer attributable to the CSS Group before (a) income and deductions not related to primary operations (i.e., gains or losses on disposal of fixed assets and other miscellaneous unrelated items); (b) taxes based on income; (c) discontinued operations; (d) cumulative effects of accounting changes; and (e) extraordinary items, and shall in no event include any allocation of corporate expenses by and between Client Server Solutions, Inc. and CSS Financial Software Sales, Inc., and Enterprise Solutions Group, Inc. and their direct and indirect parents (subject to adjustment), amortization of goodwill or other intangible assets relating to the merger effected by the Agreements and Plans of Merger of Client Server Solutions, Inc. and CSS Financial Software Sales, Inc. with and into AIM Solutions, Inc. and of Enterprise Solutions Group, Inc. with and into AIM Solutions, Inc. ("Mergers") or interest expense related to the Mergers, all of which shall be determined in accordance with generally accepted accounting principles consistently applied.

      (g) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder, including travel on businesses, attending technical and business meetings, professional activities and entertainment, such reimbursement to be made in accordance with regular Employer policy and upon presentation by Employee of the details of, and originals of vouchers for, such expenses.

      (h) Employer shall maintain term life insurance on the life of the Employee, to the extent that it is reasonable to do so, in the amount of $1,000,000.00, with the Employer to receive 75% of any proceeds paid out under the insurance policy and the Employee to have the right to designate the recipient(s) of the remaining 25% of such proceeds. Premiums on this policy shall be paid in the same proportion that the proceeds of the policy are to be dispersed. Nothing herein shall require the Employer to retain such life insurance coverage. However, the Employer intends to provide Employee with such coverage as is afforded to other similarly situated employees of the Employer, to the extent it is reasonable to do so.

      (d) If Employee's employment shall be terminated upon the expiration of the term of this Agreement as set forth in Section 1 hereof, the Employer shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at that time.

      (e) If Employee's employment shall be terminated by reason of his death, the Employer shall pay to such person as Employee shall designate in a notice filed with the Employer, or, if no such person shall be designated, to his estate as a lump sum death benefit, his full Base Salary to the date of his death in addition to any payments Employee's spouse,

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beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy presently maintained by the Employer, and such payments shall fully discharge the Employer's obligations hereunder.

      (f) During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive his full Base Salary and bonus payments until Employee's employment is terminated for Total Disability pursuant to Section 4 hereof. After termination due to Total Disability, Employee shall be paid 100% of his Base Salary at the rate in effect at the time Notice of Termination is given less, in each case, any disability payments otherwise payable by or pursuant to plans provided by the Employer and actually paid to Employee in substantially equal monthly installments over the remaining term hereof, and the Employer shall have no further obligations to Employee under this Agreement.

      (g) If Employee's employment shall be terminated for Cause, the Employer shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Employer shall have no further obligations to Employee under this Agreement.

      (h) If (A) in breach of this Agreement, the Employer shall terminate Employee's employment other than in the manner allowed pursuant to Section 4 hereof (a purported termination pursuant to Section 4 hereof which is disputed and finally determined not to have been proper shall be a termination by the Employer in breach of this Agreement) or (B) Employee shall terminate his employment for Good Reason, then:

            (i) the Employer shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the amount, if any, with respect to any year then ended which pursuant to the Plan would have accrued to Employee on the basis of the Employer's performance but which has not yet been paid to him; and

            (ii) in lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Employer shall pay as severance pay to Employee in substantially equal monthly installments until the second anniversary of the date hereof an amount equal to the product of
      (A) an amount equal to the sum of (i) the annual Base Salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination plus (ii) the highest annual bonus payments paid or accrued pursuant to this Agreement, multiplied by (B) a fraction, the numerator of which shall be the number of whole months remaining under the term hereof and the denominator of which shall be twelve (12); and

            (iii) all stock options granted to the Employee during the term hereof (if any) shall become immediately exercisable and shall become immediately vested.

      (i) Employee shall not be required to mitigate the amount of any payment provided

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for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination.

      6.    FRINGE BENEFITS

            (a) During the term of this Agreement, Employer, at its sole expense, shall provide to Employee, hospitalization, major medical and other fringe benefits on the same terms and conditions as it shall afford other similarly situated employees. . Nothing herein shall require Employer to maintain such coverage.

            (b) During the term of this Agreement, Employer shall provide paid vacation to Employee which accrues from the date of execution of this Agreement. The annual paid vacation earned for each twelve month period is: (i) three (3) weeks per annum up to three (3) years of full-time employment (including the first year of employment hereunder); (ii) four (4) weeks per annum up to seven
(7) years of full-time employment; and (iii) five (5) weeks per annum over seven
(7) years of full-time employment.

            (c) During the term of this Agreement, Employee shall have the same right as other similarly situated employees to participate in all profit-sharing, pension or retirement and incentive compensation or stock option plans of Employer or its ultimate parent, if any, as are now or may hereafter be established.

      7.    SUBSIDIARIES

      For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer's affiliates.

      8.    INVENTORIES:  SHOP RIGHTS

      All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee's employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitutes an improvement, on those heretofore, now or at any during Employee's employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonable be manufactured or developed or marketed in the reasonable expansion of Employer's business, shall be and continue to remain Employer's exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

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      Employee will also execute any instruments requested from time to time by
Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer do such acts and execute such instrument as Employer may require but at Employer's expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any reimbursement for expenses (except as provided in Section 5 or otherwise) and without any additional compensation of any kind of Employee.

      9.    NON-DISCLOSURE

(g) Employee acknowledges that the services to be rendered by him or her to Employer are peculiar, special, unique and extraordinary, and that he may during the term of his employment obtain confidential information of Employer's method of doing business, secrets, customers, suppliers, formulae, and processes, the use or revelation of which by Employee during Employee's employment or after the termination of the employment hereunder, might, would or could injure or cause injury to Employer's business. Accordingly, Employee agrees to forever keep secret and inviolate any knowledge or information as to any of Employer's secret articles, devices, formulae, processes, invention, customers, suppliers, or discoveries and will not utilize the same for his private benefit or indirectly for the benefit of others and will never disclose such secret knowledge or information to anyone else. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain in the context in which used provided the Employee does not release such information without Employer's authorization.

(h) In addition, Employee agrees that all information received from principals and agents of Employer will be held in total confidence for a period of two (2) years following termination of employment.

      10.   [Intentionally Blank]

      11.   INJUNCTION

            (a) Should Employee at any time reveal or threaten to reveal any such secret knowledge or information, or during any restricted period, engage or threaten to engage in any business in competition with that of Employer, or perform or threaten to perform any services for anyone engaged in such competitive business, or in any way violate or threaten to violate any of the provisions of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing or continuing to do or performing any such acts; and Employee hereby consents to the issuance of such an injunction.

            (b) In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

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            (c) The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

      12.   PRIOR AGREEMENTS

      Employee represents that Employee is not now under any written agreement, nor has he previously, at any time entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent Employee from giving freely and Employer receiving the exclusive benefit of his services.

      13.   MISCELLANEOUS

      If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

      All prior agreements with respect to the subject matter hereof between the parties are hereby cancelled. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate. Notwithstanding anything herein to the contrary, if Employee should die during the term of this Agreement, Employee's devisee, legatee, other designee or estate shall only be entitled to collect the unpaid portion of Employee's Base Salary to and through the date of Employee's death, and in such event, any bonus earned under this Agreement shall be pro-rated for the portion of the Contract Year during which the Employee was alive and employed by Employer. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or conditions of this Agreement on the part of either

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party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

      This Agreement shall be construed and governed by the laws of the State of Georgia.

      Any controversy or claim arising under, out of, or in connection with this Agreement or any breach or claimed breach thereof, shall be settled by arbitration before the American Arbitration Association, in Atlanta, Georgia, before a panel of three arbitrators, in accordance with its rules, and judgement upon any award rendered may be entered in any court having jurisdiction thereof.

      If any party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then prevailing rates as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling or award (collectively, a "Decision") granted therein, all of which shall be deemed to have accrued on the commencement date of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and costs on the request of either party. For the purposes of this paragraph, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and
(5) bankruptcy litigation. "Prevailing party" within the meaning of this paragraph includes, without limitation, a party who agrees to dismiss an Action on other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

      This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [ The next page is the signature page. ]


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IN WITNESS WHEREOF the parties have set their hands and seals on the date first above written.

                                   On Behalf of Employer:

                                   AIM GROUP, INC. and
                                   AIM SOLUTIONS, INC.

                               By: /s/ Paul R. Arena
                                   ----------------------------------
                                   PAUL R. ARENA, President

                                   /s/ Michael Griffith
                                   ----------------------------------
                                   MICHAEL GRIFFITH, Employee


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                                                                      EXHIBIT A

                             Bonus Calculation Chart

--------------------------------------------------------------------------------
Contract Year   If gross revenues equal:                Then the bonus shall be:
--------------------------------------------------------------------------------
First-year term                       $0                                      $0
               -----------------------------------------------------------------
               -----------------------------------------------------------------
               Between $0 and $6,000,000   $25,000 x (Gross Revenues/$6,000,000)

               -----------------------------------------------------------------
                   $6,000,000 or greater                                 $25,000
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

For example only, if gross revenues for the first-year term equal $1,500,000, then the bonus to be paid to Employee shall be calculated as follows:

      $25,000     x     $2,250,000  =     $9,375 bonus
                        ----------
                        $6,000,000